Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Third Quarter 2020 Results
and Raises Full-Year Guidance
STAMFORD, Conn. – October 28, 2020 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter of 2020 and raised its full-year 2020 guidance.

Third Quarter 2020 Highlights
•Total revenue of $2.187 billion, including rental revenue1 of $1.861 billion.
•Fleet productivity2 decreased 8.0% year-over-year, reflecting the impact of COVID-19 on volumes; fleet productivity improved sequentially by 560 basis points, primarily due to better fleet absorption.
•Net income3 of $208 million, implying a net income margin3 of 9.5%. GAAP diluted earnings per share3 of $2.87, and adjusted EPS3 of $5.40.
•Adjusted EBITDA3 of $1.081 billion, implying an adjusted EBITDA margin3 of 49.4%.
•$827 million of net cash from operating activities; free cash flow4 of $583 million, including gross rental capital spending of $432 million.
•Total liquidity5 at September 30, 2020 of $3.430 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We’re pleased with our third quarter results, particularly our cost performance and the quarter-over-quarter improvement in fleet absorption. I am incredibly proud of our team as they continue to provide outstanding support to our customers, while maintaining a strong focus on safety and disciplined execution.”

Flannery continued, “The recovery that we’ve seen since the spring has been evident in most of our markets with demand tracking to normal seasonal patterns. We expect current trends to continue and have raised our full-year 2020 outlook for revenue, profitability and free cash flow. While the pace of the recovery remains uncertain, we are encouraged by the steady improvements we are seeing. Most importantly, we remain confident in our ability to execute well under any market conditions.”
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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information
3.GAAP net income, net income margin and diluted earnings per share for the third quarter of 2020 include the impact of an after-tax debt extinguishment loss of $119 million, or $1.64 per diluted share. Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Free cash flow is a non-GAAP measure. See the table below for a reconciliation to the most comparable GAAP measure.
5.Reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2020 Outlook
The company has issued the following new full-year guidance:

	Prior Outlook	Current Outlook
Total revenue	$8.05 billion to $8.45 billion	$8.35 billion to $8.45 billion
Adjusted EBITDA[6]	$3.6 billion to $3.8 billion	$3.825 billion to $3.875 billion
Net rental capital expenditures after gross purchases	$50 million to $150 million, after gross purchases of $800 million to $900 million	$100 million to $150 million, after gross purchases of $900 million to $950 million
Net cash provided by operating activities	$2.25 billion to $2.55 billion	$2.45 billion to $2.55 billion
Free cash flow (excluding the impact of merger and restructuring related payments)	$2.0 billion to $2.2 billion	$2.2 billion to $2.3 billion
Summary of Third Quarter 2020 Financial Results
•Rental revenue for the quarter was $1.861 billion, reflecting a decrease of 13.3% year-over-year. Rental volumes improved sequentially in each month in the quarter, consistent with normal seasonality.
•Fleet productivity for the quarter decreased 8.0% year-over-year, mainly due to lower rental volumes. Fleet productivity improved by 560 basis points sequentially, primarily reflecting better fleet absorption.
•Used equipment sales in the quarter generated $199 million of proceeds at a GAAP gross margin of 38.2% and an adjusted gross margin7 of 44.2%; this compares with $198 million at a GAAP gross margin of 38.4% and an adjusted gross margin of 46.0% for the same period last year. Used equipment proceeds in the quarter were approximately 51.4% of original equipment cost ("OEC"), compared to 53.2% in the year-ago period.
•Net income for the quarter decreased 46.8% year-over-year to $208 million, while net income margin decreased 620 basis points to 9.5%. Net interest expense increased $131 million year-over-year primarily due to a loss of $159 million associated with the note redemptions made by the company during the quarter, partially offset by decreases in average debt and the average cost of debt. Gross margin from equipment rentals decreased 90 basis points year-over-year, with 180 basis points of the margin decline due to depreciation expense, which increased as a percentage of revenue. The 90 basis point increase in rental gross margin excluding the depreciation impact was primarily due to actions the company took to manage operating costs and a majority of approximately $20 million of non-recurring benefits in the third quarter of 2020, notably benefits from certain insurance recoveries. The impact of interest and depreciation expense on net income margin was partially offset by lower income tax expense. Year-over-year, the effective income tax rate was largely flat, but income tax expense decreased as a percentage of revenue.

_______________
6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES, Neff and BlueLine fleet that was sold.

•Adjusted EBITDA for the quarter decreased 10.4% year-over-year to $1.081 billion, while adjusted EBITDA margin increased 90 basis points to 49.4%. The increase in adjusted EBITDA margin included a 90 basis point increase in rental margin (excluding depreciation), which reflects the combined impact of actions the company has taken to manage costs and the majority of the non-recurring benefits discussed above. Adjusted EBITDA margin also benefited from a decrease in selling, general and administrative ("SG&A") expense as a percentage of revenue. Excluding the non-recurring benefits, adjusted EBITDA margin for the third quarter was flat year-over-year.
•General rentals segment had a 15.3% year-over-year decrease in rental revenue to $1.391 billion for the quarter. Rental gross margin decreased by 190 basis points to 39.0%, with 220 basis points of the margin decline due to depreciation expense, which increased as a percentage of revenue. The 30 basis point increase in rental gross margin excluding the depreciation impact was primarily due to the combined impact of actions the company has taken to manage operating costs, and the one-time benefits discussed above.
•Specialty rentals segment, or Trench, Power and Fluid Solutions, rental revenue decreased 6.9% year-over-year to $470 million for the quarter. Rental gross margin increased by 110 basis points to 49.8%, mainly due to decreases in certain operating costs, including repairs and overtime labor, partially offset by increases in depreciation expense and certain fixed expenses, such as facility costs, as a percentage of revenue.
•Cash flow from operating activities decreased 11.4% to $2.288 billion for the first nine months of 2020, and free cash flow, including aggregated merger and restructuring payments, increased 85.4% to $2.006 billion. The increase in free cash flow was predominantly due to decreased net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), partially offset by lower net cash from operating activities. Net rental capital expenditures decreased $1.185 billion year-over-year, primarily reflecting reduced purchases of rental equipment.
•Capital management includes the company's targeted net leverage ratio range of 2.0x-3.0x. The net leverage ratio was 2.4x at September 30, 2020, as compared to 2.6x at December 31, 2019. Year-to-date, the company has reduced its total net debt by $1.499 billion. On January 28, 2020, the company's Board of Directors authorized a new $500 million share repurchase program. Through March 18, 2020, when the program was paused due to the pandemic, the company repurchased $257 million of common stock, reducing the diluted share count by 2.6%.
•Total liquidity was $3.430 billion as of September 30, 2020, including $174 million of cash and cash equivalents, an increase of $1.287 billion from December 31, 2019. In October 2020, the company redeemed all $750 million principal amount of its 4 5/8 percent Senior Notes due 2025. Notably, following the redemption of the 4 5/8 percent Senior Notes, the company has no note maturities until 2026.
•Return on invested capital (ROIC)8 was 9.2% for the 12 months ended September 30, 2020, compared with 10.7% for the 12 months ended September 30, 2019. ROIC exceeded the company’s current weighted average cost of capital of approximately 7.0%.

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8.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 29, 2020, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 7638219.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,170 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 18,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $14.16 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) uncertainty regarding the length of time it will take for the United States and the rest of the world to slow the spread of the novel strain of coronavirus (COVID-19) to the point where applicable governmental authorities are comfortable easing current “social distancing” policies, which have required closing many businesses deemed “non-essential”; such restrictions are designed to protect public health but also have the effect of significantly reducing demand for equipment rentals; (2) the extent to which businesses in and associated with the construction industry, including equipment rental service providers such as us, continue to be deemed “essential” for the purposes of “social distancing” policies in the regions in which we operate; (3) the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (4) the possibility that companies that we have acquired or may acquire, including BakerCorp and BlueLine, could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (5) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (6) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (7) the inability to refinance our indebtedness on terms that are favorable to us (including as a result of current volatility and uncertainty in capital markets due to COVID-19), or at all; (8) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (9) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (10) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (11) overcapacity of fleet in the equipment rental industry, including as a result of reduced demand for fleet due to the impacts of COVID-19 on our customers; (12) inability to benefit from government spending, including spending associated with infrastructure projects; (13) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated (for example, due to COVID-19); (14) rates we charge and time utilization we achieve being less than anticipated (including as a result of COVID-19); (15) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (16) inability to access the capital that our businesses or growth plans may require (including as a result of uncertainty in capital or other financial markets due to COVID-19); (17) the incurrence of impairment charges; (18) trends in oil and natural gas could adversely affect the demand for our services and products; (19) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (20) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (21) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (22) the outcome or other potential consequences of regulatory matters and commercial litigation; (23) shortfalls in our insurance coverage; (24) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (25) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (26) costs we incur being more than anticipated and the inability to realize expected savings in the amounts or time frames planned; (27) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (28) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (29) competition from existing and new competitors; (30) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (31) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk (including as a result of Brexit), and tariffs; (32) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations and operations generally; (33) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (34) the effect of changes in tax law. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual

Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Equipment rentals	$1,861	$2,147	$5,286	$5,902
Sales of rental equipment	199	198	583	587
Sales of new equipment	54	67	169	189
Contractor supplies sales	25	27	73	78
Service and other revenues	48	49	140	139
Total revenues	2,187	2,488	6,251	6,895
Cost of revenues:
Cost of equipment rentals, excluding depreciation	689	813	2,083	2,324
Depreciation of rental equipment	395	417	1,216	1,211
Cost of rental equipment sales	123	122	353	363
Cost of new equipment sales	47	58	147	163
Cost of contractor supplies sales	18	18	52	54
Cost of service and other revenues	29	27	86	75
Total cost of revenues	1,301	1,455	3,937	4,190
Gross profit	886	1,033	2,314	2,705
Selling, general and administrative expenses	232	273	721	824
Merger related costs	—	—	—	1
Restructuring charge	6	2	11	16
Non-rental depreciation and amortization	97	102	292	311
Operating income	551	656	1,290	1,553
Interest expense, net	278	147	544	478
Other income, net	(2)	(1)	(6)	(6)
Income before provision for income taxes	275	510	752	1,081
Provision for income taxes	67	119	159	245
Net income	$208	$391	$593	$836
Diluted earnings per share	$2.87	$5.08	$8.12	$10.66

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$174	$52
Accounts receivable, net	1,324	1,530
Inventory	108	120
Prepaid expenses and other assets	122	140
Total current assets	1,728	1,842
Rental equipment, net	9,041	9,787
Property and equipment, net	598	604
Goodwill	5,147	5,154
Other intangible assets, net	701	895
Operating lease right-of-use assets	663	669
Other long-term assets	30	19
Total assets	$17,908	$18,970
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$700	$997
Accounts payable	541	454
Accrued expenses and other liabilities	675	747
Total current liabilities	1,916	2,198
Long-term debt	9,351	10,431
Deferred taxes	1,818	1,887
Operating lease liabilities	524	533
Other long-term liabilities	138	91
Total liabilities	13,747	15,140
Common stock	1	1
Additional paid-in capital	2,463	2,440
Retained earnings	5,868	5,275
Treasury stock	(3,957)	(3,700)
Accumulated other comprehensive loss	(214)	(186)
Total stockholders’ equity	4,161	3,830
Total liabilities and stockholders’ equity	$17,908	$18,970

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net income	$208	$391	$593	$836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	492	519	1,508	1,522
Amortization of deferred financing costs and original issue discounts	4	3	11	11
Gain on sales of rental equipment	(76)	(76)	(230)	(224)
Gain on sales of non-rental equipment	(2)	—	(5)	(3)
Insurance proceeds from damaged equipment	(21)	(6)	(34)	(18)
Stock compensation expense, net	18	14	46	45
Merger related costs	—	—	—	1
Restructuring charge	6	2	11	16
Loss on repurchase/redemption of debt securities and amendment of ABL facility	159	—	159	32
(Decrease) increase in deferred taxes	(4)	68	(66)	117
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(95)	(69)	202	(30)
Decrease (increase) in inventory	—	8	12	(17)
Decrease (increase) in prepaid expenses and other assets	32	2	30	(21)
Increase in accounts payable	223	90	88	301
(Decrease) increase in accrued expenses and other liabilities	(117)	46	(37)	14
Net cash provided by operating activities	827	992	2,288	2,582
Cash Flows From Investing Activities:
Purchases of rental equipment	(432)	(845)	(785)	(1,974)
Purchases of non-rental equipment	(43)	(60)	(145)	(157)
Proceeds from sales of rental equipment	199	198	583	587
Proceeds from sales of non-rental equipment	11	11	31	26
Insurance proceeds from damaged equipment	21	6	34	18
Purchases of other companies, net of cash acquired	—	(52)	(2)	(247)
Purchases of investments	(1)	(1)	(2)	(2)
Net cash used in investing activities	(245)	(743)	(286)	(1,749)
Cash Flows From Financing Activities:
Proceeds from debt	3,631	1,535	7,251	6,125
Payments of debt	(4,149)	(1,590)	(8,829)	(6,269)
Payments of financing costs	(13)	1	(23)	(18)
Proceeds from the exercise of common stock options	—	—	1	10
Common stock repurchased (1)	(5)	(210)	(281)	(664)
Net cash used in financing activities	(536)	(264)	(1,881)	(816)
Effect of foreign exchange rates	1	—	1	—
Net increase (decrease) in cash and cash equivalents	47	(15)	122	17
Cash and cash equivalents at beginning of period	127	75	52	43
Cash and cash equivalents at end of period	$174	$60	$174	$60
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$218	$23	$239	$96
Cash paid for interest	179	179	438	480
(1)We have an open $500 million share repurchase program that commenced in 2020. As discussed above, we have decided to pause repurchases under the program, due to the COVID-19 pandemic, while we assess our available sources and anticipated uses of cash. At this time, we are unable to estimate when, or if, the program will be restarted, and expect to provide an update at a future date. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended September 30, 2020	(4.6)%	(1.5)%	(8.0)%	0.8%	(13.3)%
Nine Months Ended September 30, 2020	(1.1)%	(1.5)%	(8.0)%	0.2%	(10.4)%
Please refer to our Third Quarter 2020 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix. The negative fleet productivity above includes the impact of COVID-19, which resulted in rental volume declines in response to shelter-in-place orders and other market restrictions.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	Change	2020	2019	Change
General Rentals
Reportable segment equipment rentals revenue	$1,391	$1,642	(15.3)%	$4,040	$4,592	(12.0)%
Reportable segment equipment rentals gross profit	543	671	(19.1)%	1,410	1,765	(20.1)%
Reportable segment equipment rentals gross margin	39.0%	40.9%	(190) bps	34.9%	38.4%	(350) bps
Trench, Power and Fluid Solutions
Reportable segment equipment rentals revenue	$470	$505	(6.9)%	$1,246	$1,310	(4.9)%
Reportable segment equipment rentals gross profit	234	246	(4.9)%	577	602	(4.2)%
Reportable segment equipment rentals gross margin	49.8%	48.7%	110 bps	46.3%	46.0%	30 bps
Total United Rentals
Total equipment rentals revenue	$1,861	$2,147	(13.3)%	$5,286	$5,902	(10.4)%
Total equipment rentals gross profit	777	917	(15.3)%	1,987	2,367	(16.1)%
Total equipment rentals gross margin	41.8%	42.7%	(90) bps	37.6%	40.1%	(250) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Numerator:
Net income available to common stockholders	$208	$391	$593	$836
Denominator:
Denominator for basic earnings per share—weighted-average common shares	72.2	76.7	72.8	78.1
Effect of dilutive securities:
Employee stock options	—	—	—	0.1
Restricted stock units	0.2	0.2	0.2	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	72.4	76.9	73.0	78.4
Diluted earnings per share	$2.87	$5.08	$8.12	$10.66

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Earnings per share - GAAP, as-reported	$2.87	$5.08	$8.12	$10.66
After-tax impact of:
Merger related costs (2)	—	—	—	0.01
Merger related intangible asset amortization (3)	0.55	0.63	1.71	1.90
Impact on depreciation related to acquired fleet and property and equipment (4)	0.06	0.07	0.12	0.33
Impact of the fair value mark-up of acquired fleet (5)	0.12	0.14	0.35	0.55
Restructuring charge (6)	0.06	0.02	0.11	0.15
Asset impairment charge (7)	0.10	0.02	0.37	0.06
Loss on repurchase/redemption of debt securities and amendment of ABL facility (8)	1.64	—	1.63	0.30
Earnings per share - adjusted	$5.40	$5.96	$12.41	$13.96
Tax rate applied to above adjustments (1)	25.2%	25.1%	25.2%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the BakerCorp International Holdings, Inc. (“BakerCorp”) and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(3)Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES, Neff, BakerCorp and BlueLine acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES, Neff, BakerCorp and BlueLine acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $344 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets. The three and nine months ended September 30, 2020 include asset impairment charges of $10 million and $36 million, respectively, which were not related to COVID-19, primarily associated with the discontinuation of certain equipment programs.
(8)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$208	$391	$593	$836
Provision for income taxes	67	119	159	245
Interest expense, net	278	147	544	478
Depreciation of rental equipment	395	417	1,216	1,211
Non-rental depreciation and amortization	97	102	292	311
EBITDA	$1,045	$1,176	$2,804	$3,081
Merger related costs (1)	—	—	—	1
Restructuring charge (2)	6	2	11	16
Stock compensation expense, net (3)	18	14	46	45
Impact of the fair value mark-up of acquired fleet (4)	12	15	34	58
Adjusted EBITDA	$1,081	$1,207	$2,895	$3,201
Net income margin	9.5%	15.7%	9.5%	12.1%
Adjusted EBITDA margin	49.4%	48.5%	46.3%	46.4%
(1)Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $344 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$827	$992	$2,288	$2,582
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)	(11)	(11)
Gain on sales of rental equipment	76	76	230	224
Gain on sales of non-rental equipment	2	—	5	3
Insurance proceeds from damaged equipment	21	6	34	18
Merger related costs (1)	—	—	—	(1)
Restructuring charge (2)	(6)	(2)	(11)	(16)
Stock compensation expense, net (3)	(18)	(14)	(46)	(45)
Loss on repurchase/redemption of debt securities and amendment of ABL facility (5)	(159)	—	(159)	(32)
Changes in assets and liabilities	(91)	(81)	(203)	(217)
Cash paid for interest	179	179	438	480
Cash paid for income taxes, net	218	23	239	96
EBITDA	$1,045	$1,176	$2,804	$3,081
Add back:
Merger related costs (1)	—	—	—	1
Restructuring charge (2)	6	2	11	16
Stock compensation expense, net (3)	18	14	46	45
Impact of the fair value mark-up of acquired fleet (4)	12	15	34	58
Adjusted EBITDA	$1,081	$1,207	$2,895	$3,201
(1)Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $344 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.
(5)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$827	$992	$2,288	$2,582
Purchases of rental equipment	(432)	(845)	(785)	(1,974)
Purchases of non-rental equipment	(43)	(60)	(145)	(157)
Proceeds from sales of rental equipment	199	198	583	587
Proceeds from sales of non-rental equipment	11	11	31	26
Insurance proceeds from damaged equipment	21	6	34	18
Free cash flow (1)	$583	$302	$2,006	$1,082
(1)Free cash flow included aggregate merger and restructuring related payments of $4 million and $6 million for the three months ended September 30, 2020 and 2019, respectively, and $9 million and $22 million for the nine months ended September 30, 2020 and 2019, respectively.
The table below provides a reconciliation between 2020 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,450- $2,550
Purchases of rental equipment	$(900)-$(950)
Proceeds from sales of rental equipment	$750-$850
Purchases of non-rental equipment, net of proceeds from sales and insurance proceeds from damaged equipment	$(100)-$(150)
Free cash flow (excluding the impact of merger and restructuring related payments)	$2,200- $2,300